LightPath Technologies, Inc. Announces Fiscal 2007 Financial Results

ORLANDO, FL -- 10/01/2007 -- LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced audited financial results for the fourth quarter and fiscal year ending June 30, 2007.

Summary (see Quick Reference and Financial Tables below)

Fiscal 2007: Our total year financial results compared to fiscal 2006 -

--  Revenues for fiscal year 2007 increased 10%, or $1.2 million

--  Gross margin increased by $993,000

--  Gross margin percentage increased from 17% in 2006 to 23% in 2007

--  Operating and other costs below the gross profit line increased by
    $199,000 from 2006 to 2007

--  These factors combined to contribute to lower net loss per share of
    $(0.58) vs. $(0.86) and an increase in total cash used from $2.28 million in 2006 to $2.47 million in 2007, excluding the $3.6 million of cash received from the private placement of common stock in fiscal 2006.

Fourth Quarter 2007: Our net loss and cash flow have increased on lower revenue in our fourth quarter compared to 2006 -

--  Revenues for the fourth quarter decreased 33%, or $1.1 million

--  Gross margin decreased by approximately $398,000, the fourth quarter included one time charges of $341,000 due to glass yield issues, overtime for direct labor, travel for engineering and management to resolve issues, and freight and duty expenses

--  Gross margin percentage decreased to 2% of sales from 13% of sales in the prior year's fourth quarter

--  Operating and other costs below the gross margin line increased by
    $29,000 from the prior year to the current year fourth quarter

--  These factors combined to contribute to a higher net loss of $1.3 million or $(0.29) per share vs. $825,000 or $(0.18) per share in the fourth quarter of 2006 and a decline in cash flow from operations when compared to the same period last year (see below).

Quick Reference (unaudited):

In millions, except earnings per share data

                                 Three months ended        Year ended
                                     June  30,             June  30,
                                  2007       2006       2007       2006
Revenues                        $    2.28  $    3.41  $   13.35  $   12.17
Gross Profit                    $    0.05  $    0.45  $    3.05  $    2.05
Net Loss                        $   (1.30) $   (0.83) $   (2.61) $   (3.37)
Loss per share                  $   (0.29) $   (0.18) $   (0.58) $   (0.86)
Cash provided by (used by)
 operations                     $    (418) $      74  $  (1,857) $  (1,987)

                                  June 30,    March 31,   June 30,
                                    2007       2007        2006
Cash and cash equivalents       $    1.29  $    1.88  $    3.76

Discussion:

Fiscal Year Ended 2007:

For the fiscal year ended June 30, 2007, we reported total revenues of $13.35 million compared to $12.17 million for the previous fiscal year, an increase of 10%. Net loss for fiscal 2007 was $2.61 million, or $0.58 per share. For fiscal 2006, we reported a net loss of $3.37 million, or $0.86 per share.

The revenue increase for the year was primarily attributable to increases in sales of aspheric lenses which was partially offset by decreases in products sold to the telecommunications industry.

Gross margin for the full fiscal year 2007 was $3.05 million (gross margin percentage of 23%) vs. gross margin from the prior fiscal year of $2.05 million (gross margin percentage of 17%). The primary reason for these improved gross margins is the increased production at our China manufacturing facility. The China facility contributed more than 75% of the production of molded optics in the fourth quarter of fiscal 2007.

Fourth Quarter 2007:

For the quarter ended June 30, 2007, we reported total revenues of $2.28 million compared to $3.41 million for the 2006 fourth quarter, a decrease of 33%. Net loss for the quarter was $1.30 million, or $0.29 per share, compared to a net loss of $0.83 million, or $0.18 per share. Starting in the second quarter of fiscal 2007, new orders from our telecommunications customers slowed down resulting in lower revenues in the fourth quarter of fiscal 2007. Gross margin decreased in the fourth quarter vs. the same period last year. Gross margin for the quarter ended June 30, 2007 was approximately $51,000, or 2% vs. $449,000, or 13% as compared to the prior year fourth quarter. The decrease in gross margin in the fourth quarter of fiscal 2007 was mainly attributable to the decreased revenue, and $341,000 of one time expense relating to production issues at our China facility.

Other business expenses were generally the same contributing to an increase in our net loss to $1.30 million for the fourth quarter of 2007 compared to a net loss of $0.83 million in the fourth quarter of 2006.

Cash Status:

For the quarter ended June 30, 2007, net cash decreased by $0.59 million, compared to an increase of $25,000 in the fourth quarter of 2006. For the fiscal year of 2007, cash used was $2.47 million. In contrast, fiscal 2006 net cash used was $2.28 million, excluding the third quarter cash inflows from a private placement of common stock ($3.58 million). Our cash usage increase reflects the lower revenue levels in the second half of the fiscal years and our inability to decrease fixed costs in line with the revenue decline.

CEO's Comments:

Jim Gaynor, Interim CEO of LightPath, stated, "In Q4 we experienced some extraordinary and isolated operational issues, which negatively impacted our gross margin by $341,000 or 15 percentage points of gross margin.

These one time charges were attributed to glass yield issues, increased direct labor, inventory adjustment associated with the China operation startup and travel for engineering to train operators and upgrade molding equipment to accept the new RoHS compliant glass system.

As part of our strategy to diversify our served markets and position the company to be able to participate in lower cost, higher volume opportunities, we have continued to expand our China manufacturing capability. Our China facility is now producing 75% of our aspheric production volume and 85% of our manufactured preforms.

In addition, we have just completed upgrading all of the existing press stations to the new computerized atmospheric controlled press in Orlando and China. This change allows us to fully implement the RoHS compliant glass systems and also allows us the flexibility to take advantage of other lower cost glass materials in support of our strategy.

We will continue to leverage our Shanghai facility with the transfer of our isolator product line from our Orlando facility to our China facility over the next few months.

As a result of the management actions taken, we are seeing positive results in yield improvement, production rates and cost reductions.

While we are not satisfied with the financial performance of the fourth quarter, we have made significant progress in diversifying our markets, reducing costs and positioning LightPath to participate in higher volume market opportunities."

Additional information concerning the Company and its products can be found at the Company's web site at www.lightpath.com.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the symbol LPTH.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

                   LightPath Technologies, Inc.
              Condensed Consolidated Income Statements

                           Unaudited                     Audited
                       Three months ended          Twelve months ended
                            June  30,                   June  30,
                        2007          2006          2007          2006
                    ------------  ------------  ------------  ------------
Product sales, net  $  2,276,811  $  3,409,631  $ 13,352,048  $ 12,172,587
Cost of sales          2,226,089     2,960,632    10,306,046    10,119,458
                    ------------  ------------  ------------  ------------
    Gross margin          50,722       449,000     3,046,002     2,053,129
Operating expenses:
  Selling, general
   and
   administrative      1,011,383     1,048,631     4,515,579     4,434,704
  New product
   development           343,399       276,709     1,174,132     1,038,390
  Amortization of
   intangibles             8,217         8,217        32,868        59,535
  Gain on sales of
   assets                      -             -             -        (9,134)
                    ------------  ------------  ------------  ------------
    Total costs
     and expenses      1,362,999     1,333,557     5,722,579     5,523,495
                    ------------  ------------  ------------  ------------
    Operating loss    (1,312,277)     (884,557)   (2,676,577)   (3,470,366)
Other income
  Interest expense       (24,485)       (9,553)      (58,442)      (22,292)
  Investment and
   other income           40,933        68,741       120,390       123,777
                    ------------  ------------  ------------  ------------
    Net loss        $ (1,295,829) $   (825,369) $ (2,614,629) $ (3,368,881)
                    ============  ============  ============  ============
Loss per share
 (basic and
 diluted)           $      (0.29) $      (0.18) $      (0.58) $      (0.86)
                    ============  ============  ============  ============
Number of shares
 used in per share
 calculation           4,506,230     4,463,542     4,500,853     3,929,132
                    ============  ============  ============  ============

                    LightPath Technologies, Inc.
              Condensed Consolidated Balance Sheets
                            (Audited)

                                                  June 30,      June 30,
                                                    2007          2006
            Assets                              ------------  ------------
Current assets:
  Cash and cash equivalents                     $  1,291,364  $  3,763,013
  Trade accounts receivable, net of allowance
   of $28,968 and $85,800                          1,408,815     1,891,024
  Inventories, net                                 1,853,324     1,876,793
  Prepaid expenses and other assets                  220,860       145,349
                                                ------------  ------------
        Total current assets                       4,774,363     7,676,179
  Property and equipment - net                     1,563,250     1,172,651
  Intangible assets - net                            232,605       265,473
  Other assets                                        57,306        59,731
                                                ------------  ------------
            Total assets                        $  6,627,524  $  9,174,034
                                                ============  ============
       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                              $  1,278,328  $  1,668,683
  Accrued liabilities                                326,525       236,501
  Accrued payroll and benefits                       413,576       514,424
  Note Payable, current portion                      166,645       270,710
  Capital lease obligation, current portion           16,285        14,255
                                                ------------  ------------
        Total current liabilities                  2,201,359     2,704,573
                                                ------------  ------------

Capital lease obligation, excluding current
 portion                                              23,653        39,937
Note payable, excluding current portion              277,741            --
                                                ------------  ------------
        Total liabilities                          2,502,753     2,744,510

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none issued
   and outstanding                                        --            --
  Common stock: Class A, $.01 par value,
   voting; 34,500,000 shares authorized;
   4,512,543 and 4,468,588 shares issued
   and outstanding                                    45,125        44,686
  Additional paid-in capital                     196,417,217   196,064,721
  Foreign currency translation adjustment            (43,059)            -
  Accumulated deficit                           (192,294,512) (189,679,883)
    Unearned compensation                                  -             -
                                                ------------  ------------
        Total stockholders' equity                 4,124,771     6,429,524
                                                ------------  ------------
        Total liabilities and stockholders'
         equity                                 $  6,627,524  $  9,174,034
                                                ============  ============

Contacts:
Jim Gaynor
Interim CEO
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
(407) 382-4003
Internet: www.lightpath.com